Filed pursuant to Rule 424(b)(3)
PROSPECTUS	Registration No. 333-283226

590,001 Shares

Of Common Stock

This prospectus relates to the resale from time to time of up to an aggregate of 590,001 shares of common stock, par value $0.001 per share (the “common stock”), of Cadrenal Therapeutics, Inc. by the Selling Stockholders identified in this prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in-interest consisting of: (i) an aggregate of 571,430 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock (the “Common Warrants”) purchased by a Selling Stockholder (the “Investor Selling Stockholder”) in a private placement transaction that closed on November 4, 2024 (the “Private Placement”) pursuant to the terms of a Warrant Inducement Letter Agreement dated as of November 1, 2024 (the “Warrant Inducement Agreement”) between us and the Investor Selling Stockholder; and (ii) 18,571 shares of common stock issuable upon the exercise of warrants (the “Placement Agent Warrants”) issued to designees of H.C. Wainwright & Co., LLC (“Wainwright” or the “Placement Agent”) as partial compensation for Wainwright acting as placement agent in connection with the Private Placement. The shares of common stock issuable upon exercise of the Common Warrants are referred to as the “Common Warrant Shares,” and the shares of common stock issuable upon exercise of the Placement Agent Warrants are referred to as the “Placement Agent Warrant Shares.”

We are filing this registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations with the Selling Stockholders to provide for the resale by the Selling Stockholders of the shares of common stock offered hereby. See “Selling Stockholders” beginning on page 15 of this prospectus for more information about the Selling Stockholders. The registration of the shares of common stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our common stock. We are not offering any shares of common stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our common stock covered hereby. See “Use of Proceeds” beginning on page 7 of this prospectus.

The Selling Stockholders identified in this prospectus, or its pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 17 of this prospectus for more information about how the Selling Stockholders may sell their respective shares of common stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

In connection with the Private Placement, we have agreed, pursuant to the terms of the Warrant Inducement Agreement, to bear all of the expenses in connection with the registration of the Common Warrant Shares and the Placement Agent Warrant Shares pursuant to this prospectus. The Selling Stockholders will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CVKD.” On November 22, 2024, the closing price of our common stock on the Nasdaq Capital Market was $14.99 per share.

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, as described beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is November 22, 2024

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ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus and the documents incorporated by reference into this prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

The Selling Stockholders are offering the shares of common stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the shares of common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

Neither we nor any Selling Stockholders has authorized anyone to provide you with information different from that contained in this prospectus, any accompanying prospectus supplement or in any related free-writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor any Selling Stockholders takes any responsibility for, or provides any assurance as to the reliability of, any information other than the information in this prospectus, any accompanying prospectus supplement or in any related free-writing prospectus filed by us with the SEC. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free-writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Cadrenal,” “the Company,” “we,” “us,” “our” and similar references refer to Cadrenal Therapeutics, Inc., an entity incorporated under the laws of the State of Delaware.

Smaller Reporting Company – Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC, and elsewhere in this prospectus.

The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments, and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control), and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these factors include, but are not limited to, risk and uncertainties discussed under the heading “Risk Factors” in the documents incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained or incorporated by reference in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Our current product candidate is undergoing clinical development and has not been approved by the Food and Drug Administration (“FDA”) or the European Commission. This product candidate has not been, nor may it ever be, approved by any regulatory agency or competent authorities nor marketed anywhere in the world.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included or incorporated important factors in the cautionary statements included or incorporated in this document, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in, or incorporated by reference into, this prospectus.

Overview

We are developing tecarfarin, a new Vitamin K Antagonist (VKA) chronic anticoagulant (blood thinner) to prevent heart attacks, strokes, and deaths due to thrombosis (blood clots) in patients with implanted cardiac devices or rare cardiovascular conditions. The prevailing treatment for thrombosis is an oral anticoagulant, either a VKA, like warfarin, or a direct oral anticoagulant (“DOAC”). VKAs block the production of vitamin K-dependent blood clotting factors, such that the blood is “thinned,” preventing clots, while DOACs directly block the activity of certain of these clotting factors. Tecarfarin, like warfarin, is a VKA.

Tecarfarin, a once-daily oral and reversible anticoagulation treatment, is expected to improve outcomes and reduce overall healthcare costs for patients that are not well served by currently available VKAs and for which DOACs are contraindicated or lack clinical evidence of efficacy. This includes patients with LVADs, patients with ESKD and AFib, and patients with mechanical heart valves, among others, where the need for VKA-dependent chronic anticoagulation has been underscored by recent clinical studies.

Tecarfarin is specifically designed to provide safer and more effective anticoagulation than the most commonly prescribed VKA, warfarin. We anticipate that tecarfarin will address many of the bleeding and other adverse events and drug-to-drug interaction challenges of warfarin because tecarfarin is metabolized using a different metabolic pathway.

Extensive data indicates that tecarfarin may avoid kidney impairment problems, which are common in these patients. Late-stage clinical trials show that tecarfarin may offer enhanced stability and time in therapeutic range (TTR) that inversely correlates with major events. Cadrenal aims to show that tecarfarin will provide less dosing variability, enhancing the quality of care for patients and reducing the time-consuming and costly hassles of dosing adjustments for healthcare providers. We believe tecarfarin is the only new anticoagulant being developed for patients with implanted cardiac devices and certain other rare cardiovascular conditions. Despite breakthrough implanted cardiac device products by leading medical device companies such as Abbott, patients still depend on 70-year-old warfarin for the indefinite future.

Tecarfarin has an orphan drug designation from the U.S. Food and Drug Administration (the “FDA”) for the prevention of thrombosis and thromboembolism (blood clots) in patients with an implanted mechanical circulatory support device, which includes left ventricular assist device (LVAD), a heart pump. Tecarfarin also has orphan drug and fast-track designations from the FDA for the prevention of systemic thromboembolism of cardiac origin in patients with end-stage kidney disease (ESKD) and atrial fibrillation (AFib).

Tecarfarin has been evaluated in eleven (11) human clinical trials in over 1,000 individuals; (269 patients were treated for at least six months and 129 patients were treated for one year or more). In Phase 1, Phase 2 and Phase 2/3 clinical trials, tecarfarin has generally been well-tolerated in both healthy adult subjects and patients with chronic kidney disease (“CKD”). In the Phase 2/3 trial, EMBRACE-AC, the largest tecarfarin trial with 607 patients having completed it including those with mechanical heart valves, only 1.6% of the blinded tecarfarin subjects suffered from major bleeding and there were no thrombotic events.

Tecarfarin was developed by researchers using a small molecule “retrometabolic” drug design process which targets a different metabolic pathway than the most commonly prescribed drugs for the treatment of thrombosis and AFib. “Drug metabolism” refers to the process by which a drug is inactivated by the body and rendered easier to eliminate or to be cleared by the body. Most approved drugs, including warfarin, the only FDA-approved VKA, which is a prescribed drug for the treatment of thrombosis, are metabolized in the liver through a pathway known as the Cytochrome CYP450 system, or CYP450, by the enzymes known as CYP2C9 and CYP3A4.

By using a different metabolic pathway, tecarfarin eliminates or minimizes the CYP450 metabolism in the liver. Patients taking multiple medications that interact with CYP2C9, or CYP3A4, or those with impaired kidney function, can experience an overload in the pathway, creating a bottleneck that often leads to insufficient clearance, which results in a toxic build-up of one or more drugs. In some instances, patients taking multiple medications metabolized by the same CYP450 pathway may experience decreased efficacy of one or more of the medications due to rapid metabolism or increased drug effect and/or toxicity due to enzyme induction. Patient-specific genetic differences can also hinder drug clearance in the CYP450 pathway. Our product candidate tecarfarin was designed to follow a metabolic pathway distinct from the CYP450 pathway and is metabolized by both CYP450 and non-CYP450 pathways. We believe this may allow elimination by large capacity and non-saturable tissue esterase pathways that exist throughout the body rather than just in the liver.

There are approximately 15,000 patients in the U.S. with LVADs, and recent randomized controlled trials in LVAD patients have documented that currently available VKAs yield poor quality anticoagulation despite the tight management of anticoagulation in the clinical trial setting. Implantable LVAD therapy is used to improve quality of life, alleviate symptoms, and extend survival rates in patients with advanced heart failure, irrespective of eligibility for cardiac transplant. Patients with LVADs require chronic anticoagulation to reduce the risk of thromboembolic complications, and under the currently available anticoagulants, they commonly experience bleeding events. Recent data reveals that the current standard of care anticoagulant, warfarin, yields suboptimal levels of anticoagulation, leading to excess bleeding complications. LVAD patients require life-long anticoagulant therapy to reduce the risk of pump thrombosis and anticoagulation management in patients with LVADs continues to be a challenge. Patients and their clinicians are faced with the daily challenge of balancing the need for adequate anticoagulation versus the bleeding risks that are associated with excess anticoagulation. Warfarin is the only available oral anticoagulant for all currently available LVAD devices, however, warfarin is known to be a difficult medication to manage due to its labile metabolism, and its many drug-drug interactions which also impacts the stability of anticoagulation.

In patients with LVADs, recent data also highlights the need for a next generation VKA anticoagulant. The ARIES-HM3 study was designed to evaluate the need for chronic aspirin treatment in patients with the newest LVAD, the HeartMate3 (“HM3”). The use of aspirin in LVAD patients was standard but had never been proven to be beneficial. The ARIES study randomized LVAD patients to continue aspirin, along with warfarin, versus warfarin alone. The main finding of the study revealed that aspirin is not helpful in LVAD patients; however, since all patients were receiving warfarin and had careful monitoring of the quality of anticoagulation, the study also provided the opportunity to determine if the quality of anticoagulation provided by warfarin, had an impact on patient outcomes. The analysis of this carefully controlled and monitored study showed that the average time in the therapeutic range was only 56% with warfarin, far below the target of 70%, and that, despite the superior design of the HM3 device, poor quality anticoagulation was associated with excess thrombotic and bleeding events.

Recent Developments

Warrant Inducement Agreement

On November 1, 2024, we entered into the Warrant Inducement Agreement with the Investor Selling Stockholder pursuant to which the Investor Selling Stockholder agreed to exercise for cash previously issued warrants to purchase 285,715 shares of common stock (the “Existing Warrants”), at an exercise price of $16.50 per share. The transactions contemplated by the Warrant Inducement Agreement closed on November 4, 2024. We received aggregate gross proceeds of approximately $4.7 million, before deducting placement agent fees and other expenses payable by us. Net proceeds of this transaction were approximately $4.2 million.

In consideration of the Investor Selling Stockholder’s agreement to exercise the Existing Warrants at the reduced exercise price of $16.50 per share, which includes the payment of $0.125 per new Common Warrant, in accordance with the Warrant Inducement Agreement, we issued new unregistered Common Warrants to purchase up to 571,430 Common Warrant Shares (200% of the number of shares of common stock issued upon exercise of the Existing Warrants) to the holder of Existing Warrants, at an exercise price of $16.50 per share. See the section entitled “Description of the Private Placement” included elsewhere in this prospectus for more information.

At-the-Market Facility

During the quarter ended September 30, 2024, we sold 154,144 shares of common stock pursuant to our At the Market Offering Agreement with Wainwright (the “ATM Agreement”), generating gross proceeds of $1,635,777 and net proceeds to us of $1,527,946. During October 2024, we sold an additional 237,099 shares of our common stock pursuant to the ATM Agreement. The October 2024 sales were made at a weighted average price of $14.79 per share, resulting in total gross proceeds of $3,507,817 and net proceeds to us of $3,390,933.

Reverse Stock Split

On August 19, 2024, we filed a Certificate of Amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware to effect a 1-for-15 reverse stock split (the “Reverse Stock Split”) of our common stock that will became effective at 12:01 a.m. Eastern Time on August 20, 2024. The Reverse Stock Split reduced the number of outstanding shares of common stock from approximately 16 million shares to approximately 1.1 million shares and the ownership percentage of each shareholder remains unchanged other than as a result of fractional shares, which were eliminated as a result of the Reverse Stock Split, with stockholders who otherwise would have been entitled to receive a fractional share of common stock receiving a cash payment in lieu thereof.

Corporate Information

We were incorporated as a Delaware corporation in January 2022. On August 19, 2024, we filed a Certificate of Amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware to effect a 1-for-15 reverse stock split (the “Reverse Stock Split”) of our common stock that became effective on August 20, 2024. Our principal executive offices are located at 822 A1A North, Suite 306, Ponte Vedra, Florida 32082, and our telephone number is (904) 300-0701. Our website address is www.cadrenal.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this Annual Report, and you should not consider any information contained on, or that can be accessed through, our website as part of this Annual Report or in deciding whether to purchase our common stock.

Additional Information

Our website address is www.cadrenal.com.  We will file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other materials with the SEC. We are subject to the informational requirements of the Exchange Act and will file or furnish reports, proxy statements and other information with the SEC. Such reports and other information filed by the Company with the SEC are available free of charge on our website at www.cadrenal.com/sec-filings. Information contained on our website is intended for informational purposes only and is not incorporated by reference into this prospectus, and it should not be considered to be part of this prospectus or the registration statement of which this prospectus forms a part. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of specified reduced reporting requirements and other burdens that are otherwise applicable generally to other public companies. These provisions include, but are not limited to:

●	reduced obligations with respect to financial data, including presenting only two years of audited financial statements and selected financial data, and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our initial registration statement;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	exemptions from the requirements to seek non-binding advisory votes on executive compensation or stockholder approval of any golden parachute arrangements.

We may take advantage of some or all of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day the fiscal year following the fifth anniversary of the completion of our initial public offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, or the SEC. We may choose to take advantage of some but not all of these reduced burdens. For example, we have taken advantage of the reduced reporting requirements with respect to disclosure regarding our executive compensation arrangements, have presented only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this Annual Report, and have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced burdens, the information that we provide stockholders may be different than you might obtain from other public companies in which you hold equity interests.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period. As a result of this election, our timeline to comply with new or revised accounting standards will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these accounting standards.

We are also a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

THE OFFERING

All share number and exercise price information presented in this prospectus reflects a 1-for-15 reverse stock split of our common stock, which was effected on August 20, 2024.

Shares of common stock offered by the Selling Stockholders	590,001 shares, consisting of: (i) an aggregate of 571,430 shares of our common stock issuable upon the exercise of the Common Warrants, and (ii) 18,571 shares of common stock issuable upon exercise of the Placement Agent Warrants.

Common stock to be outstanding after this offering(1)

2,248,772 shares of common stock (which excludes 123,715 shares of our common stock held in abeyance by our transfer agent), assuming the exercise of all of the Common Warrants and the Placement Agent Warrants

Registration Rights

Under the terms of the Warrant Inducement Agreement, we agreed to file this registration statement with respect to the registration of the resale by the Investor Selling Stockholder of the Common Warrant Shares by the 30th calendar day following the date of the Warrant Inducement Agreement, and to use commercially reasonable efforts to have this registration statement declared effective within 60 days following the date of the Warrant Inducement Agreement (or 90 days following the date of the Warrant Inducement Agreement in the event of a “limited review” or “full review” by the SEC) and to keep this registration statement effective at all times until no holder owns any Common Warrants or Common Warrant Shares.

Use of Proceeds

The Selling Stockholders will receive all of the proceeds of the sale of shares of common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the any cash exercise of the Common Warrants and the Placement Agent Warrants. See “Use of Proceeds.” We intend to use the proceeds from the any cash exercise of the Common Warrants and the Placement Agent Warrants for general corporate purposes, which may include operating expenses, research and development, including our pivotal Phase 3 trial, working capital, partnering activities, future acquisitions and general capital expenditures.

Plan of Distribution	The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “CVKD.”

(1)	The number of shares of common stock to be outstanding after this offering is based on 1,658,771 shares of our common stock outstanding as of November 13, 2024, and excludes:

●	123,715 shares of our common stock held in abeyance by our transfer agent;

●	590,001 shares of common stock issuable upon the exercise of the Common Warrants and Placement Agent Warrants, which shares are being registered for resale pursuant to the registration statement of which this prospectus forms a part;

●	25,939 shares of common stock issuable as of the date hereof upon the exercise of common stock warrants outstanding at a weighted average exercise price of $44.83 per share;

●	156,334 shares of common stock issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $13.20 per share; and

●	141,303 shares of common stock available for future issuance under the 2022 Successor Equity Incentive Plan.

RISK FACTORS

Our business, results of operations and financial condition and the industry in which we operate are subject to various risks. Accordingly, investing in our securities involves a high degree of risk. This prospectus does not describe all of those risks. You should consider the risk factors described in this prospectus below, as well as those described under the caption “Risk Factors” in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, together with the other information contained or incorporated by reference in this prospectus.

We have described below and, in the documents incorporated by reference herein, the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. New risks may emerge from time to time, and it is not possible for us to predict all potential risks or to assess the likely impact of all risks. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any amendment to this prospectus or any prospectus supplement. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

Resales of our common stock in the public market by our stockholders as a result of this offering may cause the market price of our common stock to fall.

We are registering common stock issuable upon the exercise of the Common Warrants and Placement Agent Warrants. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. The issuance of new shares of common stock could result in resales of our common stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities exercisable or convertible into common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results.

This offering may cause the trading price of our common stock to decrease.

The price per share of our common stock, together with the number of shares of common stock we propose to issue upon exercise of the Common Warrants and Placement Agent Warrants and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

We have not designated any portion of the net proceeds from the exercise of Common Warrants or Placement Agent Warrants to be used for any particular purpose. Accordingly, our management will have broad discretion as to the use of the net proceeds and you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for our company. Our management’s judgment may not result in positive returns on your investment and you will not have the opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

Risks Related to Our Financial Position and Need for Capital

We will also need to raise additional capital to expand our business to meet our long-term business objectives.

We had an accumulated deficit of $21,535,514 as of September 30, 2024 and a net loss of approximately $6,464,099 for the nine months ended September 30, 2024, having incurred significant losses from operations to date. We expect to incur significant expenses and continued losses from operations for the foreseeable future. We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements for the next twelve months, however, we will require additional financing as we continue to execute our business strategy, including additional funds for the initiation of enrollment of patients and completion of the planned pivotal Phase 3 trial for tecarfarin. Our unaudited financial statement for the nine months ended September 30, 2024 were prepared under the assumption that we will continue as a going concern; however, we expect our expenses to increase in connection with the initiation of enrollment of patients and completion of the planned pivotal Phase 3 trial for tecarfarin. Our liquidity may be negatively impacted as a result of research and development cost increases in addition to general economic and industry factors. In order to meet our expected obligations, we intend to raise additional funds through partnering and equity and debt financings or a combination of these potential sources of liquidity. There can be no assurance that funding will be available on acceptable terms on a timely basis, or at all. The various ways that we could raise capital carry potential risks. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders. Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct our business. If we raise funds through partnering such as collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or grant licenses on terms that are not favorable to us. If we do not succeed in raising additional funds on acceptable terms or at all, we may be unable to complete the planned Phase 3 trial.

We cannot be assured that we will be able to maintain our listing on the Nasdaq Capital Market.

Our securities are listed on The Nasdaq Capital Market, a national securities exchange. We cannot be assured that we will continue to comply with the rules, regulations or requirements governing the listing of our common stock on Nasdaq Capital Market or that our securities will continue to be listed on Nasdaq Capital Market in the future. If Nasdaq should determine at any time that we fail to meet Nasdaq requirements, we may be subject to a delisting action by Nasdaq.

On September 6, 2023, we received a letter from Nasdaq stating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Rule”), requiring listed securities to maintain a minimum bid price of $1.00 per share because our closing bid price for the last 30 consecutive business days was below $1.00 per share. Pursuant to the Rule, we initially had 180 calendar days (until March 4, 2024), to regain compliance with the Nasdaq Listing Rules (the “Compliance Period”). On February 16, 2024, we requested an additional 180 calendar days to comply with the Rule. On March 5, 2024, we received written notification from Nasdaq granting our request for a 180-day extension or until September 3, 2024 to regain compliance with the Rule. On August 20, 2024, we effected a 1-for-15 reverse stock split. On September 5, 2024, we received a letter from Nasdaq stating that we had regained compliance with the Rule. However, there can be no assurance that we will continue to comply with the Rule or any other Nasdaq continued listing requirements.

If Nasdaq delists our securities from trading on its exchange at some future date, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of shares of common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Common Warrants and Placement Agent Warrants. We currently intend to use the net proceeds from such cash exercises for general corporate purposes, which may include operating expenses, research and development, including our pivotal Phase 3 trial, working capital, partnering activities, future acquisitions and general capital expenditures. We have not determined the amount of net proceeds from such cash exercise, if any, to be used specifically for any of such purposes.

The expected use of net proceeds from the cash exercise of the Common Warrants and Placement Agent Warrants represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from such cash exercise, if any. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, businesses or technologies that are definitive or probable to close.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our common stock.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock or by negotiations between the Selling Stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, the relevant provisions of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and Delaware corporate law. You are strongly encouraged to read our Certificate of Incorporation and our Bylaws in their entirety for a complete description of the rights and preferences of the securities described below, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of:

●	75,000,000 shares of common stock, par value $0.001 per share; and

●	7,500,000 shares of preferred stock, par value $0.001 per share.

At the Annual Meeting, our stockholders approved an amendment to the Certificate of Incorporation to increase our authorized number of shares of common stock to 125,000,000 shares of common stock. The increase has not yet been effected and is subject to abandonment if our Board of Directors deems that to be in the best interest of our Company. If our Board of Directors does not effect the increase in the authorized number of shares of common stock prior to the one-year anniversary of the Annual Meeting, the vote of our stockholders in favor of such amendment will be of no further force and effect and the Board of Directors will again seek stockholder approval before implementing any such increase after that time. Certain provisions of our Certificate of Incorporation and our Bylaws summarized below, and under Delaware law, may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

We are authorized to issue 75,000,000 shares of common stock, par value $0.001 per share, of which 1,658,771 shares are outstanding (excluding the 123,715 shares held in abeyance by our transfer agent) as of November 13, 2024.

We are authorized to issue one class of common stock. Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our Certificate of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Our directors are elected by a plurality of the votes cast by the stockholders entitled to vote at our annual meeting of stockholders, and are not entitled to cumulative voting rights. Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. The payment of dividends, if any, on shares of our common stock are subject to the prior payment of dividends on any outstanding preferred stock, of which there is none. Upon our liquidation or dissolution, the holders of our common stock are entitled to receive a pro rata portion of all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time. The holders of our common stock have no preemptive, subscription or redemption rights, and have no rights to convert their common stock into any other securities. The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of our common stock be issued. In addition, the rights of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

No shares of preferred stock are outstanding as of the date of this offering. Our Board of Directors is authorized, without action by our stockholders, to designate and issue up to 7,500,000 shares of preferred stock in one or more series. Our Board of Directors has the right to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of designated preferred stock. Our Board of Directors is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Forum Selection

Our Certificate of Incorporation and Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or our stockholders; (iii) any action asserting a claim arising pursuant to the provisions of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, or the Company consents in writing to the selection of an alternative forum, such action may be brought in another state or federal court sitting in the State of Delaware. Our Certificate of Incorporation and Bylaws also provide that the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action against under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Nothing in our Certificate of Incorporation or Bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

Anti-Takeover Provisions

Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Classified Board of Directors

Our board of directors is divided into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election.

Proposals of Business and Nominations

Our Bylaws generally regulates proposals of business and nominations for election of directors by stockholders. In general, Section 5 requires stockholders intending to submit proposals or nominations at a stockholders’ meeting to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Section 5 also provides a time period during which business or nominations must be provided to the Company that creates a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

Blank Check Preferred Stock

Our board of directors has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval.

Board Vacancies

Our Bylaws generally provide that only our board of directors (and not the stockholders) may fill vacancies and newly created directorships.

Stockholder Action by Written Consent

Our Certificate of Incorporation and our Bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting.

Special Meetings of Stockholders

Our Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by our board of directors, Chairman of the board of directors, or our Chief Executive Officer.

Amendment of Certificate of Incorporation or Bylaws

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the votes which all our stockholders would be eligible to cast in an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

Our Bylaws provide indemnification for our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. The indemnification agreements that we have entered into with each of our current executive officers and that we intend to enter into with each of our directors and executive officers may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability thereof is not permitted under the Delaware General Corporation Law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer, subject to certain exceptions in which case the director or officer would be personally liable. An officer may not be exculpated for any action brought by or in the right of the corporation. A director may not be exculpated for improper distributions to stockholders. Further, pursuant to Delaware law a director or officer may not be exculpated for:

●	any breach of his or her duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

●	any transaction from which the director or officer derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by law, and may indemnify other officers, employees and other agents. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding.

We have entered into separate indemnification agreements with each of our current executive officers and plan to enter into separate indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees) judgments, fines and amounts paid in settlement (if such settlement is approved in advance by us) actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc., 512 SE Salmon Street, Portland, Oregon 97214.

Trading Symbol and Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “CVKD.”

DILUTION

If you invest in our securities, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. Our net tangible book value per share as of September 30, 2024 was approximately $3.4 million, or $2.76 per share of common stock.

Our pro forma net tangible book value as of September 30, 2024 was approximately $11.0 million or $6.17 per share. Pro forma net tangible book value represents net tangible book value adjusted to take into account the issuance, subsequent to September 30, 2024, of: (i) 25,000 shares of restricted common stock to a consultant; (ii) 237,099 shares of common stock pursuant to the ATM Agreement and our receipt of approximately $3.4 million in net proceeds in connection therewith; and (iii) 285,715 upon exercise of the Existing Warrants (assuming the issuance of 123,715 shares of common stock being held in abeyance by our transfer agent) and our receipt of net proceeds of approximately $4.2 million, pursuant to the Warrant Inducement Agreement.

After giving effect to the pro forma adjustments described in the preceding sentence and (a) the issuance of 590,001 shares of common stock upon the assumed exercise of the Common Warrants and Placement Agent Warrants; and (b) our assumed receipt of approximately $9.8 million in estimated net proceeds from the exercise of the Common Warrants and Placement Agent Warrants, and assuming all such sales and issuances were made on September 30, 2024, our pro forma as adjusted net tangible book value as of September 30, 2024 would have been approximately $20.8 million, or $8.77 per share of our common stock. This would result in an immediate increase in pro forma net tangible book value to our existing stockholders of $2.60 and an immediate dilution in pro forma net tangible book value to investors purchasing securities in the offering from the Selling Stockholders.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Exercise price of Common Warrants		$16.50
Exercise price of Placement Agent Warrants		$20.625
Net tangible book value per share as of September 30, 2024	$2.76
Increase in pro forma net tangible book value per share attributable to this offering	$2.60
Pro forma as adjusted net tangible book value per share after this offering		$8.77
Dilution in net tangible book value per share to investors purchasing from holders of Common Warrants		$7.73
Dilution in net tangible book value per share to investors purchasing from holders of Placement Agent Warrants		$11.855

The table and discussion above are based on 1,234,672 shares of common stock issued and outstanding as of September 30, 2024, and excludes.

●	25,939 shares of common stock issuable as of the date hereof upon the exercise of common stock warrants outstanding at a weighted average exercise price of $44.83 per share;

●	156,334 shares of common stock issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $13.20 per share; and

●	141,303 shares of common stock available for future issuance under the 2022 Successor Equity Incentive Plan.

To the extent that any outstanding options are exercised, new options or shares of restricted stock are issued under our equity incentive plans, or we otherwise issue additional shares of common stock in the future, at a price less than the public offering price, there will be further dilution to the investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF THE PRIVATE PLACEMENT

On November 1, 2024, we entered into the Warrant Inducement Agreement with the Investor Selling Stockholder of Existing Warrants to purchase shares of our common stock issued in a private placement offering that closed on July 14, 2023. Pursuant to the Warrant Inducement Agreement, the Investor Selling Stockholder of the Existing Warrants agreed to exercise for cash the Existing Warrants to purchase up to an aggregate of 285,715 shares of common stock, at the adjusted exercise price of $16.50 per share (reduced from the initial exercise price of $26.25 per share). The offer and resale of the shares of common stock underlying the Existing Warrants (the “Existing Warrant Shares”) have been registered pursuant to our Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 (File No. 333-273384) (the “Registration Statement”).

In consideration of the Investor Selling Stockholder’s agreement to exercise the Existing Warrants (the “Warrant Exercise”), at the reduced exercise price of $16.50 per share (which is above the Minimum Price, as defined in Rule 5635(d)(1)(A) of The Nasdaq Stock Market, plus $0.125 per new Common Warrant Share), in accordance with the Warrant Inducement Agreement, we issued to the Investor Selling Stockholder new unregistered Series A-1 common stock purchase warrants (the “New Series A-1 Warrants”) to purchase an aggregate of 285,715 shares of common stock, equal to 100% of the number of Existing Warrant Shares issued upon exercise of the Existing Warrants and new unregistered Series A-2 common stock purchase warrants (the “New Series A-2 Warrants”) to purchase an aggregate of 285,715 shares of common stock, equal to 100% of the number of Existing Warrant Shares issued upon exercise of the Existing Warrants, at an exercise price of $16.50 per share. The New Series A-1 Warrants and New Series A-2 Warrants are referred to herein collectively as the “Common Warrants” and the shares of common stock issuable upon exercise of the Common Warrants are referred to herein collectively as the “Common Warrant Shares.” The New Series A-1 Warrants are immediately exercisable for a term of five (5) years from the date of issuance and the New Series A-2 Warrants are immediately exercisable for a term of 18 months from the date that the Resale Registration Statement (hereinafter defined) has been declared effective by the SEC. The Common Warrants and the Common Warrant Shares were issued in a private placement and were not registered under the Securities Act, and were instead offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

The transactions contemplated by the Warrant Inducement Agreement closed on November 4, 2024 (the “Closing Date”). We received aggregate gross proceeds of approximately $4.7 million for the exercise of the Existing Warrants, before deducting placement agent fees and other expenses payable by us. We intend to use the net proceeds from the Warrant Exercise for our pivotal Phase 3 trial and partnering activities.

We agreed in the Warrant Inducement Agreement to file a registration statement on Form S-3 to register the resale of the Common Warrant Shares (the “Resale Registration Statement”) as soon as practicable (and in any event within 30 calendar days following the date of the Warrant Inducement Agreement), and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 60 days following the date of the Warrant Inducement Agreement (or 90 days following the date of the Warrant Inducement Agreement in the event of a “limited review” or “full review” by the SEC) and to keep such Resale Registration Statement effective at all times until the Investor Selling Stockholder does not own any Common Warrants or Common Warrant Shares. We are filing the registration statement of which this prospectus forms a part to register the Common Warrant Shares and to fulfill our obligation to file the Resale Registration Statement.

Pursuant to the Warrant Inducement Agreement, we have agreed, with certain limited exceptions (including the filing of the registration statement of which this prospectus forms a part), for 60 days following the Closing Date, not to issue any shares of common stock or Common Stock Equivalents (as defined in the Common Warrants) or to file any registration statement. We have also agreed not to enter into a Variable Rate Transaction (as defined in the Warrant Inducement Agreement) for a period of one year following the Closing Date.

Wainwright served as our exclusive placement agent in connection with the Warrant Exercise and other transactions described in the Warrant Inducement Agreement. Pursuant to the terms of an engagement letter, dated September 18, 2024, by and between us and Wainwright (the “Engagement Letter”), we: (i) paid to Wainwright a cash fee equal to 7.0% of the aggregate gross proceeds received from the Investor Selling Stockholder upon exercise of the Existing Warrants, and (ii) issued to Wainwright, or its designees, Placement Agent Warrants to purchase up to 18,571 Placement Agent Warrant Shares, which is equal to 6.5% of the aggregate number of Existing Warrant Shares. The Placement Agent Warrants have substantially the same terms as the New Series A-1 Warrants, except that the Placement Agent Warrants have an exercise price of $20.625 per share, which is equal to 125% of the exercise price of the Common Warrants.

Terms of the Common Warrants

The Common Warrants are immediately exercisable. The New Series A-1 Warrants will expire on the fifth anniversary of the date of issuance and the New Series A-2 Warrants will expire on the 18-month anniversary of the date that the Resale Registration Statement has been declared effective by the SEC. If at any time after the 60-day anniversary of the Closing Date, a registration statement registering the issuance of the Common Warrant Shares under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Common Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Common Warrants.

The exercise price of the Common Warrants, and the number of Common Warrant Shares, will be subject to adjustment in the event of any stock dividend or split, recapitalization, reorganization or similar transaction, as described in the Common Warrants.

A holder of Common Warrants will not have the right to exercise any portion of the Common Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. However, a holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

In the event of a Fundamental Transaction (as such term is defined in the Common Warrants), then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Common Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of common stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then a holder of the Common Warrants shall be given the same choice as to the consideration it receives upon any exercise of the Common Warrants following such Fundamental Transaction. In addition, the successor entity, at the request of holders of Common Warrants, will be obligated to purchase any unexercised portion of the Common Warrants in accordance with the terms thereof. Notwithstanding the foregoing, in the event of a Fundamental Transaction, the holders of the Common Warrants have the right to require us or a successor entity to purchase the Common Warrant for cash in the amount of the Black Scholes Value (as defined in the Common Warrants) of the unexercised portion of the Common Warrants concurrently with or within 30 days following the consummation of a Fundamental Transaction. However, in the event of a Fundamental Transaction which is not in our control, including a Fundamental Transaction not approved by our board of directors, the holders of the Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant that is being offered and paid to the holders of common stock in connection with the Fundamental Transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of common stock are given the choice to receive alternative forms of consideration in connection with the Fundamental Transaction.

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of common stock, the holder of a Common Warrant will not have the rights or privileges of a holder of common stock, including any voting rights, until the holder exercises such warrant.

The foregoing descriptions of the Warrant Inducement Agreement, the Common Warrants and the Placement Agent Warrants do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and are incorporated by reference herein.

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Common Warrants and the Placement Agent Warrants. For additional information regarding the issuances of the Common Warrants and the Placement Agent Warrants, see “Description of the Private Placement” elsewhere in this prospectus. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares of common stock for resale from time to time. Except for the ownership of the Existing Warrants, the Common Warrants and/or the Placement Agent Warrants, as applicable, the Selling Stockholders have not had any material relationship with us within the past three years, except that each of Michael Vasinkevich, Noam Rubinstein, Craig Schwabe and Charles Worthman are associated persons of Wainwright, which served as our placement agent in connection with the Warrant Inducement as well as the private placement transaction consummated on July 14, 2023 (the “2023 Private Placement”), pursuant to which the Existing Warrants were issued, for which Wainwright received compensation, consisting of a cash fee of 7.5% of the aggregate gross proceeds raised in the 2023 Private Placement, of which 25% was paid to a financial advisor, a management fee equal to 1.0% of the gross proceeds raised in the 2023 Private Placement, reimbursement of certain expenses and legal fees, and the issuance of warrants (the “2023 PA Warrants”) to purchase an aggregate of 18,572 shares of common stock. In addition, on March 11, 2024, we entered into an At the Market Offering Agreement with Wainwright relating to the sale of shares of our common stock having an aggregate offering price of up to $5,143,730 from time to time through or to Wainwright, acting as sales agent or principal, pursuant to which Wainwright is entitled to receive compensation of 3.0% of the gross sales price of all shares sold thereunder. Information regarding the compensation paid to Wainwright in connection with the Warrant Inducement is described under the section “Description of the Private Placement” included elsewhere in this prospectus.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders, based on its ownership of the shares of common stock, the Common Warrants and the Placement Agent Warrants, as of November 13, 2024, assuming exercise of the Common Warrants and Placement Agent Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. As of November 13, 2024, we had 1,658,771 shares of common stock outstanding. For purposes of the beneficial ownership calculations in the Selling Stockholder table below, the 123,715 shares of common stock being held in abeyance by our transfer agent are considered outstanding which would increase our outstanding shares of common stock to 1,782,486 shares.

The third column lists the maximum number of shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Warrant Inducement Agreement with the Investor Selling Stockholder and an agreement with Wainwright, this prospectus generally covers the resale of the maximum number of shares of common stock issuable upon exercise of the Common Warrants and the Placement Agent Warrants, determined as if the outstanding Common Warrants and Placement Agent Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Common Warrants and the Placement Agent Warrants. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Common Warrants and the Placement Agent Warrants, the Selling Stockholders may not exercise the Common Warrants or the Placement Agent Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock that would exceed 4.99%, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(1)
Armistice Capital Master Fund Ltd.(1)	763,430	571,430	192,000	*
Michael Vasinkevich(2)	23,816	11,908	11,909	*
Noam Rubinstein(2)	11,700	5,850	5,850	*
Craig Schwabe(2)	1,254	627	627	*
Charles Worthman(2)	372	186	186	*

*	less than 1%

(1)	The shares listed in the third column consist of 571,430 shares of common stock issuable upon exercise of the Common Warrants. The shares listed in the second column include the aforementioned shares of common stock issuable upon exercise of the Common Warrants, as well as 68,285 shares of common stock and 123,715 shares of common stock that are being held in abeyance by our transfer agent, but are being presumed as outstanding for purposes of the “Selling Stockholder” section of this prospectus. The Common Warrants are subject to a beneficial ownership limitation of 9.99%, which restricts the Investor Selling Stockholder from exercising that portion of the warrants that would result in the Investor Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The number of shares set forth in the above table does not reflect the application of this limitation. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, New York 10022.

(2)	Each of these Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC. H.C. Wainwright & Co., LLC is a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co., LLC 430 Park Ave, 3rd Floor, New York, NY 10022. H.C. Wainwright & Co., LLC has sole voting and dispositive power over the securities held. The shares listed in the third column for these Selling Stockholders consist of an aggregate of 18,571 shares of common stock issuable upon exercise of the Placement Agent Warrants. The shares listed in the second column for these Selling Stockholders include the aforementioned shares, as well as an aggregate of 18,572 shares of common stock issuable upon exercise of the 2023 PA Warrants. The Common Warrants and the 2023 PA Warrants are subject to a beneficial ownership limitation of 4.99%, which restricts these Selling Stockholders from exercising that portion of the warrants that would result in each Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. H.C. Wainwright & Co., LLC acquired the Placement Agent Warrants and the 2023 PA Warrants in the ordinary course of business and, at the time the Placement Agent Warrants and the 2023 PA Warrants were acquired, H.C. Wainwright & Co., LLC had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

We agreed to keep this prospectus effective until the date on which the Common Warrants and the Common Warrant Shares have been sold. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus have been passed upon for us by Blank Rome LLP, New York, New York.

EXPERTS

WithumSmith+Brown, PC, our independent registered public accounting firm, has audited the financial statements of Cadrenal Therapeutics, Inc. included in our Annual Report on Form 10-K as of December 31, 2023 and 2022, and for the year ended December 31, 2023 and for the period from January 25, 2022 (inception) to December 31, 2022, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on WithumSmith+Brown, PC’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, which are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is www.cadrenal.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-41596):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 11, 2024;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 9, 2024, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 7, 2024 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 7, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on February 12, 2024, March 5, 2024, March 12, 2024, April 9, 2024 (other than as set forth therein), May 9, 2024, July 31, 2024, August 6, 2024 (other than as set forth therein), August 16, 2024, August 20, 2024, September 5, 2024, September 25, 2024 (other than as set forth therein), October 24, 2024 (other than as set forth therein) and November 4, 2024;

●	Our Current Report on Form 8-K/A filed with the SEC on February 15, 2024; and

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 11, 2024; and

●	The description of our common stock is set forth in our registration statement on Form 8-A filed with the SEC on January 17, 2023, as updated by the description of our common stock filed as Exhibit 4.11 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 11, 2024, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Cadrenal Therapeutics, Inc.

822 A1A North, Suite 306
Ponte Vedra, Florida 32082

(904) 300-0701

Attention: Corporate Secretary

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://www.cadrenal.com/sec-filings/. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

590,001 Shares of Common Stock

PROSPECTUS

November 22, 2024